Exhibit 99.2

Gladstone Capital Announces Board Approval to Reduce Required Asset Coverage as Provided for in the Small Business Credit Availability Act

Prudent Leverage Increase Expected to Add Portfolio Diversity, Lower Risk and Enhance Long-term Returns

MCLEAN, Va., April 10, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced that on April 10, 2018, the Company’s Board of Directors (the “Board”), including a “required majority” (as such term is defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Board, approved the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act, as amended by the Small Business Credit Availability Act. As a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective one year after the approval date, April 10, 2019.

Comments from Gladstone Capital Corporation’s President, Bob Marcotte: “We welcome the recent business development company legislation and today’s Board approval, which will strengthen our flexibility to execute on our lower middle market credit investment strategy over the long-term. Building on the strong returns we delivered in 2017 and the performance of our investments made in the last 5 years, which have generated net realized and unrealized gains, we intend to maintain our investment strategy and disciplined approach to loan originations.

“As an active provider of secured debt to the lower middle market, we continue to see attractive investment opportunities. We believe the prudent deployment of this additional capacity will enhance our portfolio diversity, lower our risk profile, and expand our capital market access options, while positioning us to further improve overall returns for the benefit of our shareholders. We believe this is a very positive development and look forward to detailing how we intend to implement this increased financing flexibility in the coming quarters.”

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Including distributions through today, the Company has paid 182 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.